Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Heartland Financial USA, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-06233, 333-81374, and 333-06219) on Form S-8 of Heartland Financial USA, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Heartland Financial USA, Inc. and subsidiaries.

Our report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states the acquisition of Rocky Mountain Bancorporation completed during 2004 was excluded from management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2004.

/s/ KPMG LLP

Des Moines, Iowa
March 14, 2005